Exhibit 99.1

Equity Commonwealth Appoints Ellen-Blair Chube to Board of Trustees
CHICAGO – September 17, 2020 - Equity Commonwealth (NYSE: EQC) announced the appointment of Ellen-Blair Chube to the Company’s Board of Trustees until the next annual meeting of shareholders. Equity Commonwealth's Board of Trustees has determined that Ms. Chube, who will serve as a member of the Company’s Nominating and Corporate Governance Committee, qualifies as an independent trustee under the New York Stock Exchange listing standards.

Ms. Chube, 39, is a Partner, Managing Director and Client Service Officer of William Blair, a global boutique investment bank and investment management company. Prior to joining William Blair in 2015, Ms. Chube was Vice President and Chief of Staff to the Chairman and CEO at Ariel Investments. Before Ariel Investments, Ms. Chube spent nearly a decade in Washington, D.C. working on financial services policy in both the House of Representatives and the US Senate. Ms. Chube also serves on the board of Oil-Dri Corporation of America (NYSE: ODC), is a trustee of the Museum of Contemporary Art in Chicago and is on the board of the Chicago Children’s Choir. Ms. Chube holds a JD from Georgetown University Law Center and a BA in political science from Northwestern University.

“Ellen-Blair brings valuable experience in corporate governance, financial services and public policy,” said Sam Zell, Equity Commonwealth’s Chairman. “We are extremely pleased that Ellen-Blair has joined our Board, and we look forward to her many contributions over the coming years.”

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties in the United States. EQC’s same property portfolio is comprised of 4 properties and 1.5 million square feet.

Regulation FD Disclosures
We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material. We encourage investors and others interested in the company to monitor these distribution channels for material disclosures.

Investor Contact
Sarah Byrnes, Equity Commonwealth, (312) 646-2801
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